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                                                                    EXHIBIT 99.1


                       VISUAL DATA CORPORATION TO ACQUIRE
               LEADING WEBCAST SERVICE PROVIDER MEDIAONDEMAND.COM

Pompano Beach, FL - January 29, 2002 - As part of its strategic plan and its goal to become the leading webcasting company, Visual Data Corporation (Nasdaq:
VDAT) today announced an agreement to acquire MediaOnDemand.com (MOD). MOD is a privately held webcasting company that provides end-to-end live and on-demand streaming video solutions, including live-event video conferencing. MOD's client list includes UBS Warburg, Merrill Lynch, Lehman Brothers, McGraw-Hill Companies, Inc., Universal Studios, Nasdaq Stock Market, New York Stock Exchange, American Stock Exchange, the Federal Reserve Bank, Intel and Lifetime Television.

 "MediaOnDemand.com is one of the most prominent and highly respected providers of webcasting services," said Randy Selman, President and Chief Executive Officer of Visual Data. "Their strengths, when integrated with our own, along with the combination of our operations will give us many competitive advantages and greater operational efficiencies. Their focus of providing a comprehensive set of high-end streaming video solutions, including live-event video conferencing, is a perfect complement to our core strengths in providing streaming audio conferencing and networking solutions. This acquisition is an important step in our strategic plan, which includes our goal of becoming the market leader in the rapidly growing webcasting industry. The addition of their revenue base, coupled with operating efficiencies from the combined infrastructure, is expected to enhance our ability to reach our goal of becoming cash flow positive in the coming months."

MOD, which has had in excess of $3 million in annual revenue over the past two years, will be acquired for 3.4 million shares of Visual Data Corporation restricted common stock and will become a wholly owned subsidiary of Visual Data. MOD's sales department and network operations center will continue to operate from New York City.

ABOUT MEDIAONDEMAND.COM

Headquartered in New York City, MediaOnDemand.com (www.mediaondemand.com) is a leading streaming multimedia application service provider (ASP) with an expanding content distribution network. The company creates comprehensive solutions for Fortune 500 clients and other high-profile public and private entities. Privately held and funded, the firm was founded in 1992.

ABOUT VISUAL DATA CORPORATION

Visual Data Corporation (http://www.vdat.com) is a leading full service broadband media company that specializes in webcasting, marketing solutions for the travel industry and networking solutions for the entertainment industry.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, SOME OF WHICH MAY RELATE TO VISUAL DATA CORPORATION, AND WHICH INVOLVE NUMEROUS RISKS AND UNCERTAINTIES. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN VISUAL DATA CORPORATION'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION

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